Exhibit 99.1

Presidio Property Trust Declares Fourth Quarter 2020 Dividend

Board of Directors approves cash dividend of $0.10 per share

San Diego, CA – November 4, 2020 – On November, 3, 2020, the Board of Directors of Presidio Property Trust, Inc. (Nasdaq: SQFT), an internally managed, diversified real estate investment trust, declared a cash dividend of $0.10 per share on its Series A Common Stock for the fourth quarter of 2020.

The dividend will be payable on November 30, 2020 to all stockholders of record as of the close of business on November 23, 2020.

About Presidio Property Trust

Presidio is an internally managed, diversified REIT. We own approximately 130 model home properties located in seven states, with the majority located in Texas and Florida, which are leased back to homebuilders on a triple-net basis. Our commercial real estate portfolio consists of approximately 1.1 million square feet comprised of 15 properties: ten office properties, one industrial property and four retail properties. Our commercial portfolio is located in Southern California, Colorado, and North Dakota, and we are currently considering new commercial property acquisitions in a variety of additional markets across the United States. Our commercial property tenant base is diversified, which helps limit our exposure to any single industry in which our tenants operate. This geographical clustering of our real estate portfolio enables us to minimize operating costs and leverage efficiencies by managing a number of properties utilizing minimal overhead and staff. For more information on Presidio, please visit the Company’s website at https://www.PresidioPT.com.

Cautionary Note Regarding Forward-Looking Statements

This press release contains statements that constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including Presidio’s plans and strategies as described herein. Readers are cautioned that forward-looking statements (which can be identified by words such as “may,” “will,” “intend,” “should,” “believe,” “expect,” “anticipate,” “project,” “estimate” or similar expressions that do not relate solely to historical matters) are subject to numerous risks and conditions, many of which are beyond Presidio’s control, including those set forth in the “Risk Factors” section of Presidio’s registration statement and prospectus recently filed with the Securities and Exchange Commission (SEC). Copies are available on the SEC’s website, www.sec.gov. The statements in this press release represent Presidio’s views only as of the date they are made and should not be relied upon as representing Presidio’s views as of any subsequent date. Presidio undertakes no obligation to update these statements for revisions or changes after the date of this press release, except as required by law.

Investor Relations Contacts:

Presidio Property Trust, Inc.
Lowell Hartkorn, Investor Relations
LHartkorn@presidiopt.com
Telephone: +1 (866) 781-7721 x244

TraDigital IR

Kevin McGrath

+1-646-418-7002

kevin@tradigitalir.com

MJ Clyburn

+1-917-327-6847

clyburn@tradigitalir.com